Exhibit 99.1

SpartanNash Declares Quarterly Cash Dividend

GRAND RAPIDS, MICHIGAN – August 29, 2022 – SpartanNash Company (Nasdaq: SPTN) ("SpartanNash" or the "Company") today announced that on August 24, 2022, its Board of Directors approved a quarterly cash dividend of $0.21 per common share. The dividend will be paid on September 30, 2022, to shareholders of record as of the close of business on September 15, 2022. As of August 25, 2022, there were 35,698,175 common shares outstanding.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. As a distributor, wholesaler and retailer with a global supply chain network, SpartanNash customers span a diverse group of national accounts, independent and chain grocers, e-commerce retailers, U.S. military commissaries and exchanges, and the Company's own brick-and-mortar grocery stores, pharmacies and fuel centers. SpartanNash distributes grocery and household goods, including fresh produce and its Our Family® portfolio of products, to locations in all 50 states, in addition to distributing to the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar, Djibouti, Korea and Japan. To support its distribution business, the Company operates a strategically developed network of large-scale distribution facilities and a nationwide transportation fleet. In addition, the Company owns and operates 147 supermarkets - primarily under the banners of Family Fare, Martin's Super Markets and D&W Fresh Market - and shares its operational insights to drive innovative solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 strong and growing. For more information, visit spartannash.com.

Investor Contact:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

SpartanNashIR@icrinc.com

616-878-8354

Media Contact:

Caitlin Gardner

Senior Manager, Public Relations

caitlin.gardner@spartannash.com

press@spartannash.com

850 76th Street SW | PO Box 8700 | Grand Rapids, MI 49518-8700 | Phone: (616) 878-2000